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                                                                    EXHIBIT 99.1

IMMUNOGEN, INC.
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333 PROVIDENCE HIGHWAY, NORWOOD, MA 02062                    TEL: (781) 769-4242
                                                             FAX: (781) 255-9679

Contact:    Mitchel Sayare, Ph.D.
            Chairman, Chief Executive Officer
            ImmunoGen, Inc.
            (781) 769-4242

                      -or-

            Gretchen L.P. Schweitzer
            or Lucy Morrison
            Feinstein Kean Partners, Inc.
            (617) 577-8110

For Immediate Release:

               IMMUNOGEN ANNOUNCES COMPLETION OF PRIVATE PLACEMENT

         -- Biotechnology Value Fund Invests $3 Million in ImmunoGen --

Norwood, Massachusetts, December 11, 1997-- ImmunoGen, Inc. (NASDAQ: IMGN) today announced a $3.0 million investment in the company by Biotechnology Value Fund, L.P. and affiliates (BVF) of San Francisco. The investment, to be completed in two installments, involves the sale of preferred stock and warrants. The preferred stock will be convertible into common stock at the end of a two-year holding period at $1.0625 per share, Monday's closing price. The Company has received one-third of the investment yesterday, and subject to the terms of its agreement with BVF, it expects to receive the balance within the next several weeks.

"The Biotechnology Value Fund investment will enable the Company to accelerate preclinical development of the first two applications of ImmunoGen's tumor-activated prodrug technology. In particular, ImmunoGen is focused on advancing huC242-DM1, our anti-colon cancer drug for which we recently announced encouraging primate safety data, and huN901-DM1, our anti-small cell lung cancer drug," said Mitchel Sayare, Chairman and Chief Executive Officer of ImmunoGen. "This financing, in addition to our discovery and development collaboration between BioChem Pharma and ImmunoGen's subsidiary, Apoptosis Technology, Inc., are significant endorsements of our core technology."

Mark Lampert, President of BVF, Inc. stated, "Our decision to invest in ImmunoGen reflects our continued strategy to seek companies in the biotechnology industry that we believe to be undervalued, but which have a tremendous amount of potential. We believe ImmunoGen's huC242-DM1, specifically, and tumor-activated prodrug technology, generally, are among the most significant and promising opportunities we have seen in the biotechnology industry. We are honored to be a part of their continued development."

The preferred stock and warrants are not being registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities law, and may not be publicly offered or sold in the United States absent registration under the Act or an applicable exemption from the registration requirements thereof.

                                     -more-
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                                                     ImmunoGen Financing Release
                                                                          Page 2

This press release includes forward-looking statements based on management's current expectations. Factors that could cause future results to differ materially from such expectations include, but are not limited to, the ability to secure future funding; the success of the Company's research strategy; the applicability of the discoveries made therein; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing and results of preclinical studies; uncertainty as to whether the Company's potential products will succeed in entering human clinical trials and uncertainty as to the results of such trials; uncertainty as to whether adequate reimbursement for these products will exist from government, private healthcare insurers and third-party payors; and the uncertainties as to the extent of future government regulation of the pharmaceutical business.

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